DEVELOPMENT AGREEMENT

THIS AGREEMENT is made effective the 25th day of March, 2006.

Between

RCR Construction and Management Ltd.
17520 105 Ave
Edmonton, Alberta
T5S 1G4
(hereinafter referred to as the "RCR")

And:

FIC Investments USA Corp
c/o 2906 West Broadway
Vancouver B.C.
V6K 2G8
(hereinafter referred to as the "FIC")

WHEREAS

FIC owns certain residential lots in the Willow Park subdivision of Stony Plain Alberta, the specific location of which is described in Appendix I attached hereto (the "**Willow Park Lots**")

AND WHEREAS

These lots have been surveyed and approved for residential home development,

AND WHEREAS,

RCR is in the business of home construction and is familiar with the Willow Park subdivision and is actively building homes in this subdivision,

AND WHEREAS, FIC wishes to engage RCR to construct homes on the Willow Park Lots,

THEREFORE effective on the date above, RCR agrees to enter into this Development Agreement with FIC, subject to the terms and conditions as described herein.

1.0 THE WORK

1.1 Funding Agreement

The FIC agrees to provide construction financing for RCR to construct homes on the Willow Park Lots by providing advances to RCR throughout the construction phases in amounts allocated per home and upon delivery schedules as will be mutually agreed between the parties, more or less as follows:

a) upon completion of basement foundation ready for backfill,
b) upon completion of framing and installation of exterior windows,
c) upon completion of drywall installation, ready for paint, and
d) upon substantial completion, which for the purposes of this Agreement, means the home is ready for occupancy.

For the purposes of FIC's cash management and prior to initiating construction on any given home, RCR shall provide a cost estimate for the total cost of each home, along with an estimate of the amounts and dates for each advance as described in a) through d) above (the "**Advance Schedule**").

1.2 Construction Agreement

RCR agrees to construct and market new homes on the Willow Park Lots. Each home will be built to comply with the Alberta Uniform Building Standard Act and any amendments thereto effective at the date of this Agreement. RCR will supply all materials and labour, and perform all work necessary to complete each home in compliance with the subdivision guidelines specified by the developer for the Willow Park Lots. For the purposes of this agreement, the completion date for any given home shall be that date upon which RCR receives full and final payment from that home's purchaser (the "**Completion Date**"). RCR, in its sole discretion will select interior and exterior materials and finishes, floor plans and exterior architecture as it deems most marketable, and each home will meet or exceed RCR's new home specifications as attached hereto as Appendix II (the "**Construction Specifications**").

1.3 Marketing Agreement

RCR will market each home and will be responsible for selling each home either by direct sale or by real estate listing, whichever is deemed most appropriate. The selling price for each house shall be established by RCR's representative Curt Quigley in consultation with FIC's representative John Tansowny, and the listing and selling price for any given home shall be subject to their mutual agreement.

1.4 Substitution of Materials

Any material identified in the Construction Specifications, and which is necessary for the completion of any given home, and which may not be available due to circumstance beyond the control of the RCR, may be substituted for other materials of similar or superior quality in RCR's sole discretion.

1.5 Warranties

The RCR warrants that the home will be constructed in accordance with the building standards prescribed by the Alberta uniform Building Standard Act, as well as the building standards prescribed by the Town of Stony Plain and the Municipality of Parkland. Installed equipment and fixtures will carry each manufacturer's stated warranty, which will be transferred to the purchaser. RCR will warrant its construction to the home purchaser by agreement between RCR and the purchaser, and saves FIC harmless from any liability, claims or actions as a result of a warranty dispute between RCR and a purchaser.

1.6 Holdbacks

FIC agrees that RCR will implement a Lien Holdback in compliance with the terms of the Builder's Lien Act. The holdback sum in the amount of 10% (ten percent) of each progress draw will be held in trust by RCR's solicitor. The holdback will be released to RCR following a period of 45 days from posting of substantial completion. RCR shall receive any interest earned on holdback funds.

1.7 Insurance

RCR commits to maintain insurance coverage on each property sufficient to recoup costs in the event of a claim, and will issue an insurance binder identifying FIC as the loss payee for each property.

2.0 TERM

2.1 Duration of Work

RCR shall commence construction immediately upon receipt of the first FIC advance, and work will continue until homes are constructed on all Willow Park Lots. RCR commits to use its best efforts to complete the construction of all homes on or before December 1, 2006. This agreement will terminate upon FIC receiving its compensation as identified in Clause 3.1 as a result of RCR selling the last home constructed on the Willow Park Lots unless mutually agreed otherwise.

3.0 FEES AND PROFIT SHARING

3.1 Compensation

FIC will receive a base compensation in the amount of twelve percent (12%) of every advance payment made to RCR. Should construction of any given home exceed one year from the date of the first advance applicable to that home, then RCR shall pay FIC interest at the rate of one percent (1%) per month effective from that date until the Completion Date. For any given part month, where the Completion Date occurs after the month's end but prior to the 15th, interest shall be calculated in the amount of ½% for that month on that portion of the advance allocated to that home, and if on the 15th or later, in the amount of 1%. Upon each Completion Date, FIC

will receive further compensation in the amount of 34% of the net profit based upon the difference between the cost to construct and market, and the net selling price for that home.

3.0 Accounting and Reporting of Costs

RCR shall maintain detailed cost accounting records for each constructed home.

RCR shall present FIC with copies of invoices for materials and labour during the course of construction, and within ten (10) days of FIC advancing funds for any given home as outlined in Clause 1.1. At the time of substantial completion, the amount of the final payment shall be adjusted based on the cost to complete as determined at that time.

RCR will provide a weekly progress report to be delivered to FIC on Monday of each week, summarizing activities and progress on each home during the previous week and updating the Advance Schedule for homes under construction, and those proposed to commence construction.

Within ten (10) business days of the Completion Date of any given home, RCR will provide FIC with a cheque for the amount due FIC relating to that home, along with an accounting of the costs incurred to construct and market, a calculation of the interest payable and a calculation of profit earned, certified by RCR's accountants.

3.1 Inspection of Books and Receipts, and Construction Activities

FIC may at its discretion, and with the provision of 24 hours notice, attend with its auditors and/or officers to RCR's offices to review invoices, bills of lading, receipts and other relevant accounting records relating to the costing of any given home. RCR shall maintain records in sufficient detail so as to permit FIC to verify expenditures on a home-by-home basis. FIC shall be free to visit any given home site at its discretion, however FIC pledges visits will not interfere with construction operations underway at the time of the visit.

3.2 Goods and Services Tax

FIC irrevocably assigns any GST rebates to RCR.

3.3 Incidental Costs Included

It is agreed construction costs will include incidental costs associated with the construction of each home, such as: utility connections, liability insurance, building permits, survey costs, taxes, municipal assessments, interest, insurance premiums or any other payable related to that home, and these costs will be included in RCR's Advance Schedule relative to each home.

4.0 DEFAULT AND TERMINATION

4.1 Default by FIC

Should FIC default in delivering payment upon the due date of any mutually agreed Advance Schedule, and such default is not rectified within ten (10) business days of the due date unless

such other date is mutually agreed (the "FIC Default Date"), this Agreement shall terminate. Upon termination, interest shall cease to accrue as of the FIC Default Date, and RCR's obligations to FIC shall be that of:

a) interest accrued on any outstanding advances made by FIC up to and including the FIC Default Date,

b) FIC's purchase cost for any Willow Park Lots upon which houses have not been completed, and

c) the amount of any funds advanced as of the FIC Default Date for any homes under construction.

The tabulation of a), b) and c) shall be due and payable by RCR within ten (10) business days after the Completion Date of each home so affected. FIC shall forfeit to the benefit of RCR any profit earned on any home not sold as of the FIC Default Date, and RCR shall be free to secure other sources of funding to replace FIC's commitment.

4.2 Default by RCR

Should RCR fail to complete any home, whereby such default is evidenced by inactivity on the construction site and such inactivity continues for a period of ten (10) continuous days once notice of inactivity is provided to RCR, unless such other date is mutually agreed (the "RCR Default Date"), this Agreement shall terminate. Upon termination, FIC's obligations to RCR shall be that of:

a) the cost of any materials procured by RCR as at the RCR Default Date as can be supported by invoices provided by RCR, and

b) any other costs incurred by RCR that can be substantiated as applicable to homes under construction as at the RCR Default Date.

The tabulation of a) and b) shall be due and payable by FIC within ten (10) business days after the Completion Date of each home so affected. RCR shall forfeit to the benefit of FIC any profit earned on any home not sold as of the RCR Default Date, and FIC shall be free to secure other contractors to replace RCR as may be required in order to complete any given home.

5.0 CHANGES

Changes to the provisions hereof shall only be made by means of an agreement in writing duly executed by RCR and FIC.

6.0 ACCESS TO LAND

FIC grants RCR free, uninterrupted and exclusive access to the Willow Park Lots and RCR may conduct soil tests and undertake any such other work as RCR deems necessary in order to facilitate construction.

7.0 ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties there are no representations, warranties or provisions other than those described herein.

8.0 NOTICES

Any notice or payment to be made under this Contract shall be deemed given to the other party if in writing and personally delivered; sent by prepaid registered mail; or sent by facsimile transmission; addressed as follows:

To RCR:

RCR Construction and Management Ltd
17520 105 Ave
Edmonton, Alberta
T5S 1G4
Attention: Curt Quigley
Fax: 780 444 9040

To FIC:

FIC Investments USA Corp.
C/o Site 133,Silver Birch Hills Estates
23012-Township Road 521
Sherwood Park, Alberta T8B 1K2
Attention: John Tansowny
Fax: 780 417 2530

Any notice under this agreement shall be deemed duly given upon delivery if personally delivered, upon confirmation of fax receipt if faxed, or five business days after posting if sent by registered mail. In the event of postal disruption, notices shall be delivered by fax or personal delivery.

9.0 GENERAL TERMS

9.1 This Agreement shall be interpreted and applied in the courts, and according to the laws in force in the Province of Alberta.

9.2 If any provision of this agreement deemed invalid under any applicable statute or rule of law will be struck from this Agreement, but all other provisions remain and shall be binding upon both parties.

9.3 The headings in this document have been included for convenience only and they do not define, limit or enlarge the scope or meaning of this document or any part of it.

9.4 The terms and conditions of this Agreement are confidential, and may not be disclosed by either party without the prior written consent of the other.

9.5 In this Agreement words in the singular include the plural and words in the plural include the singular.

9.6 Time is of the essence of this Contract

9.7 This Agreement shall inure to the benefit of and be binding upon the respective heirs, administrators, executors, successors and permitted assigns of both parties.

9.8 This Agreement may be executed in any number of counterparts or by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

10.0 NON-ASSIGNABILITY

Neither party shall assign, subcontract or otherwise dispose of any of its rights, obligations, or interests in this Agreement, without first getting the written approval of the other, which approval shall not be unreasonably withheld.

WHEREFORE, FIC and RCR have executed this Agreement by their duly authorized representatives, as of the day and year first above written.

For RCR:

RCR CONSTRUCTION AND MANAGEMENT LTD

PER:______________________

Curt Quigley
Managing Director

For FIC:

FIC INVESTMENTS USA CORP

PER:______________________

John Tansewny
Authorized Officer

Appendix I

Lot 3 Block 5 Plan 0524555
Lot 4 Block 5 Plan 0524555
Lot 5 Block 5 Plan 0524555
Lot 6 Block 5 Plan 0524555
Lot 63 Block 4 Plan 0524555

RCR CONSTRUCTION & MANAGEMENT LTD.

EXECUTIVE SPECIFICATIONS

17520 103 AVENUE
EDMONTON, ALBERTA
T5S 1G4
PH (780)444 9050 FAX: 444 9040
www.rcrconstruct.com

Maple Railing & Wrought Iron Spindle Package

Soft Line Corners through out c/w Splatter Coat Texture

THREE (3) PAINT COATS

I. Prime Coat

II. First Coat

III. Finish Coat

Weiser Lock Set (Customer to Choose the Style)

Smart Wiring in All Bedrooms & Family Room

Maple Cabinets (Customers to Choose Colors & Style)

Decora Switches & Plugs

High Efficiency Furnace & Power Direct Vent Hot Water Tank

High Energy Star Rated Window Package

All Closets to Include Organizers

Programmable Energy Saving Thermostat

All Homes Include Foundation Wrap & Sump Liner

[illegible]

Furnace and Air Ducts to be professionally Cleaned Prior to Possession

Under Slab Insulation in Basement Floors

Basement Roughed in 3pc Plumbing

All Garage Doors C/W Openers & Two Controls

9' Foundations

9' Ceilings on Main Floor

Custom Finishing Package

Gas Direct Vent Fireplace C/W Ceramic Surround

Security Rough in

Jetted Soaker Tub in Main Bath

Ceramics in All Bathrooms